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                                                                    EXHIBIT 8.1

             [LETTERHEAD OF SKADDEN ARPS SLATE MEAGHER & FLOM LLP]

                                          June 30, 1998

Aluminum Company of America
425 Sixth Avenue
Pittsburgh, Pennsylvania 15219

Ladies and Gentlemen:

  We have acted as counsel to Aluminum Company of America, a Pennsylvania corporation ("Alcoa"), in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger, dated as of March 8, 1998 (the "Merger Agreement"), among Alcoa, AMX Acquisition Corp., a Delaware corporation and a newly-formed, wholly-owned subsidiary of Alcoa ("AMX"), and Alumax Inc., a Delaware corporation ("Alumax"), and (ii) the preparation and filing of the Registration Statement with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on June 30, 1998 (the "Registration Statement"), which includes the Proxy Statement of Alumax and the Prospectus of Alcoa (the "Proxy Statement/Prospectus"). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

  In connection with this opinion, we have examined the Merger Agreement, the Proxy Statement/Prospectus and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined, and the facts and representations concerning the Merger that have come to our attention during our engagement, (ii) that the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus, and (iii) that the fair market value of the stock consideration provided in the Merger will be at least 40% of the fair market value of the total consideration received by shareholders of Alumax pursuant to the Offer and the Merger and thus, that on the closing date of the Merger the fair market value of each share of Alcoa Common Stock will be at least approximately $50.

  Subject to the assumptions set forth above, the representations made to us by Alcoa, AMX and Alumax in their respective letters dated the date hereof, and the assumptions and qualifications set forth in the discussion in the Proxy Statement/Prospectus under the heading "Material U.S. Federal Income Tax Consequences of the Merger" (the "Discussion"), we hereby confirm the opinion of Skadden, Arps, Slate, Meagher & Flom LLP set forth in the Discussion. We express no opinion as to whether the Discussion addresses all of the United States federal income tax consequences of the Merger. In addition, we express no opinion as to the United States federal, state, local, foreign or other tax consequences, other than as set forth in the Discussion. Further, there can be no assurances that the opinion expressed herein will be accepted by the Internal Revenue Service (the "IRS") or, if challenged, by a court. This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

  In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any information, document, corporate record, covenant, statement, representation or assumption stated herein which becomes untrue or incorrect.
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  This letter is furnished to you solely for use in connection with the
Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. In accordance with the requirements of Item 601(b) (23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name under the headings "SUMMARY--The Merger--U.S. Federal Income Tax Consequences," "THE MERGER--Material U.S. Federal Income Tax Consequences of the Merger," "THE MERGER AGREEMENT--Conditions to Consummation of the Merger," "THE MERGER AGREEMENT--Tax Treatment" and "LEGAL MATTERS" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                          Very truly yours,

                                          Skadden, Arps, Slate, Meagher & Flom
                                          LLP